Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Raytech Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(1) (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Share	Rule 457(o)	30,000,000	$1.64	$49,200,000	0.00015310	$7532.52
	Total Offering Amounts							$49,200,000
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$7532.52

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares, par value $0.00000625 per share (the “Ordinary Shares”), of Raytech Holding Limited (the “Registrant”) registered hereby also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of share splits, share dividends, recapitalizations or other similar transactions.

(2)	The proposed maximum offering price per Ordinary Share and the maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high ($1.64) and low ($1.64) prices of the Ordinary Shares as reported on The Nasdaq Capital Market on June 3, 2025.